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                                                                    Exhibit 99.1
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                              CAUTIONARY STATEMENTS

              (Pursuant to Safe Harbor under the Private Securities
                         Litigation Reform Act of 1995)

     The Private Securities Litigation Reform Act of 1995 (as used in this
Exhibit 99.1, the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance, finances and management's plans and objectives, contained or incorporated by reference in this annual report on Form 10-K is forward-looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appear together with such statement. The following factors, in addition to those set forth in the Form 10-K and other possible factors not listed, could also affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

Dependence on Vendors and Product Supply

     The Company's future success is highly dependent on its relationships with vendors. Sales of products from the Company's 10 largest vendors accounted for 84% of net sales for fiscal 2001. From time to time, the Company experiences shortages in availability of some products from vendors. The Company's business is largely dependent upon the terms provided by its vendors. The Company's vendor agreements generally contain provisions for periodic renewals and for termination by the vendor without cause and typically upon short notice. Some of the Company's vendor agreements require minimum purchase amounts or the maintenance of a representative assortment of the vendor's full line of products. Such contract provisions could increase the Company's working capital requirements. Although the Company believes its vendor relationships are good, there can be no assurance that the Company's vendor relationships will continue as currently in effect. The loss or deterioration of the Company's relationship with a major vendor, the authorization by vendors of additional wholesale distributors, or the failure by the Company to establish good relationships with major new vendors could have a material adverse effect on the Company's business, financial condition, and results of operations.

     As is typical in its industry, the Company receives volume discounts and certain credits for market development from most of its vendors. Any change in the availability of these discounts or credits or the failure of the Company to obtain vendor financing on satisfactory terms and conditions could have a material adverse effect on the Company's business, financial condition, and results of operations.

Competition

     The markets in which the Company operates are highly competitive. Competition is based primarily on factors such as price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, and availability of technical and product information. Certain of the Company's current and potential competitors have significantly greater financial, technical, marketing, and other resources than the Company and may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Additional competition could result in price reductions, reduced margins, and loss of market share by the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that future competitive pressures will not materially and adversely affect its business, financial condition, and results of operations.

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Quarterly Fluctuations in Net Sales and Operating Results

     Net sales and operating results may fluctuate quarterly as a result of demand for the Company's products and services, the introduction of new hardware and software technologies, the introduction of new services by the Company and its competitors, changes in manufacturers' prices or price protection policies, changes in freight rates, disruption of warehousing or shipping channels, changes in the level of operating expenses, the timing of major marketing or other service projects, product supply shortages, inventory adjustments, changes in product mix, entry into new product markets, difficulty in maintaining margins, and general competitive and economic conditions. In addition, a substantial portion of the Company's net sales in each quarter results from orders booked in such quarter. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance.

Risks Associated with Inventory Management

     The Company's business, like that of other wholesale distributors, is subject to the risk that the value of its inventory will be adversely affected by price reductions by manufacturers or by technological changes affecting the usefulness or desirability of its products inventory. Under the terms of most of the Company's agreements and the policy of most manufacturers of specialty technology products, the Company has some price protection and stock rotation opportunities with respect to slow moving or obsolete inventory items. There can be no assurance, however, that, in every instance, the Company will be able to comply with all necessary conditions or manage successfully such price protection or stock rotation opportunities, if available. Also, these industry practices are sometimes not included in written agreements and do not protect the Company in all cases from declines in inventory value, excess inventory, or product obsolescence. There can be no assurance that manufacturers will continue such practices or that the Company will be able to manage successfully its existing and future inventories. Significant declines in inventory value in excess of established inventory reserves or dramatic changes in prevailing technology could have a material adverse effect on the Company's business, financial condition, and results of operations.

Managing Growth; Risk of Entering New Markets

     The growth of the Company's business has required it to make additions in personnel and has increased its working capital requirements. Such growth has resulted in new and increased responsibilities for management and has placed a strain upon the Company's management, operating, financial, and technical resources. The Company may also in the future require additional equity or debt financing to support its increased working capital needs in connection with any expansion of its business. Such financing may not be available on terms that are favorable to the Company, if at all. Also crucial to the Company's success will be its ability to achieve additional economies of scale in order to sustain its operating margins. There can be no assurance that the Company will be able to attract or retain competent personnel and improve its operational status, obtain adequate working capital or achieve the needed economies of scale. The failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

     The Company's growth strategy continues to anticipate the entry into new product markets. Expansion of the Company's existing product markets or entry into new product markets could divert the use of the Company's resources and systems, require additional resources that might not be available, result in new or more intense competition, require longer implementation times or greater start-up expenditures than anticipated, or otherwise fail to achieve the desired results in a timely fashion, if at all. The Company's ability to manage successfully its growth will require continued enhancement of its operational, management and financial resources and controls. The Company's failure to manage effectively its growth could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Centralized Functions

     The Company currently distributes products from a single warehouse located in Memphis, Tennessee and manages its operations through a single information system based in Greenville, South Carolina. Repair, replacement, or relocation of such centralized functions could be costly or untimely. Although the Company has business interruption insurance, an uninsurable loss from electrical or telephone failure, fire or other casualty, or other disruption could have a material adverse

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effect on the Company's business, financial condition, and results of operations. The Company's use of a single warehouse also makes the Company more vulnerable to dramatic changes in freight rates than a competitor with multiple, geographically dispersed warehouse sites. Losses in excess of insurance coverage, an uninsurable loss, or changes in freight rates could have a material adverse effect on the Company's business, financial condition, and results of operations.

Dependence on Senior Management

     The success of the Company is largely dependent on the skills, experience and efforts of its senior management, particularly Steven H. Owings, Chairman, Michael L. Baur, Chief Executive Officer and President, and Jeffery A. Bryson, Chief Financial Officer. The Company has obtained a "key person" insurance policy on the life of Mr. Baur in the amount of $1.0 million. The loss of services of any of these named individuals could have a material adverse effect on the Company's business, financial condition, and results of operations.

Dependence on Third-Party Shippers

     The Company presently ships the majority of its products from Memphis, Tennessee by FedEx or United Parcel Service. Changes in shipping terms, or the inability of these third-party shippers to perform effectively (whether as a result of mechanical failure, casualty loss, labor stoppage, other disruption, or any other reason), could have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company can maintain favorable shipping terms or replace such shipping services on a timely or cost-effective basis.

Risks Associated with Extensions of Credit

     As a marketing enhancement, the Company offers unsecured and secured credit terms for qualified resellers. Historically, the Company has not experienced losses from write-offs materially in excess of established reserves. While the Company evaluates resellers' qualifications for credit and monitors its extensions of credit, defaults by resellers in timely repayment of these extensions of credit could have a material adverse effect on the Company's business, financial condition, or results of operations.

Possible Volatility of Stock Price

     The market price of the Company's common stock may be subject to wide fluctuations in response to quarterly variations in operating results, general market movements, and other events or factors. In addition, in recent years the stock markets in general, and technology-related stocks in particular, have experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Company's common stock.